July 22, 2013 09:15 ET

SunVault Energy Inc. (SVLT) Announces Allen Crowley Joins Its Board of Directors

FAIRVIEW, TX--(Marketwired - Jul 22, 2013) - SunVault Energy, Inc. (OTCBB: SVLT) announces Allen Crowley joins its Board of Directors.

Mr. Allen Crowley has over 40 years' experience in utilities and the electricity industry; working for companies such as West Kootenay Power, Aquila Energy Canada and the Alberta Electric System Operator. He has held widely varied, senior corporate positions and consulted for electricity utilities in the areas of; utility rate making, regulation, retail and wholesale marketing and sales of energy and derivative hedging products and complex financial modeling as a function of engineering economics.

"Mr. Crowley's global relationship network and financial modeling experience will serve to strengthen management and facilitate SunVault's ability to quickly and economically analyze global energy projects and rank in order of financial attractiveness," states John Crawford, President of SunVault Energy, Inc.

SunVault's immediate plans are to deploy assets that generate and store electricity in Alberta, Canada and to sell that electricity at peak hours, thereby getting the highest price for the power sold.

Mr. Crawford further states, "Allen's experience with utility rate making in Alberta and on the global stage will facilitate the company's ability to deploy projects where we can prove out the highest rates of return. At SunVault, we prefer to make market entry decisions based on as much data as possible, so as to mitigate equity risk. Mr. Crowley has been active in the electrical industry for many years and his participation will continue to further enhance our local, national and international footprint."

About SunVault Energy Inc.:

SunVault Energy Inc. is committed to bringing cost effective generation and energy storage to the solar industry through a seamless, novel and simultaneous integration of energy generation and storage at the molecular level. This technical approach is a first and has the potential to enable the lowest overall system cost at maximum efficiency. SunVault's mandate is to deploy its platform in an attempt to eliminate the monthly electricity bill for anyone who uses electricity thereby positively impacting the lives of 6 billion people around the world. Neither the platform technology nor ensuing product roadmap are anticipated to be dependent upon government subsidy or tax incentive programs to create product demand.

For more information, visit the SunVault Energy website at http://www.sunvaultenergy.com/.

For corporate information, send email to question@sunvaultenergy.com.

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